EXHIBIT 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 395-2215
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2005 FOURTH
QUARTER AND FULL YEAR RESULTS
•	Full Year Net Sales of $814.0 Million, up 6.0% on Comparative 52-week Basis From Fiscal 2004

•	40th Consecutive Quarter of Same Store Sales Growth

•	Completes Transition to New Distribution Center During First Quarter
EL SEGUNDO, Calif., — March 9, 2006 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2005 fourth quarter and full year that ended on January 1, 2006.
For the 13-week fiscal 2005 fourth quarter, net sales were $218.9 million versus net sales of $217.6 million for the 14-week fourth quarter of fiscal 2004. Fiscal 2004 included 53 weeks, with the extra week included in the Company’s fourth quarter. On a comparable 13-week basis for both fiscal 2005 and fiscal 2004, net sales for the quarter increased by $12.4 million, or 6.0%, and same store sales increased 1.5%. This same store sales increase represented the Company’s 40th consecutive quarter of positive same store sales comparisons. Net income for the fourth quarter of fiscal 2005 was $7.7 million, or $0.34 per diluted share, compared with net income of $9.5 million, or $0.42 per diluted share, for the fiscal 2004 fourth quarter.
Fourth quarter sales were negatively affected by unfavorable winter weather comparisons in California and the southwest, which were partially offset by favorable winter weather comparisons in the northwest. Sales of non-winter-related products were generally in line with the Company’s expectations for the quarter.

Fourth quarter fiscal 2005 results include the impact of approximately $4.5 million (pretax), or $0.12 per diluted share, of expenses directly attributable to the Company’s transition to its new distribution center. These increased expenses resulted from the need to devote additional labor to minimize disruption of product flow to the Company’s stores during the holiday period, duplicate facility costs from simultaneously operating two distribution center facilities, transition-related trucking and incremental depreciation charges. Costs related to Sarbanes-Oxley compliance work for 2005 also were concentrated into the fiscal 2005 fourth quarter and fiscal 2006 first quarter.
Income comparisons for the fourth quarter also were affected by the amount of inventory cost capitalization of warehouse expenses, primarily due to higher costs related to the Company’s transition to its new distribution center. This increased fiscal 2005 fourth quarter pretax profit by $0.8 million, or $0.02 per diluted share, compared to the same period of the prior year. Income for the fiscal 2004 fourth quarter includes a charge of $1.3 million (pretax), or $0.03 per diluted share, associated with the redemption of $33.1 million principal amount of the Company’s 10.875% senior notes.
For the 52 weeks ended January 1, 2006, net sales increased by $31.8 million, or 4.1%, to $814.0 million from $782.2 million for the corresponding 53-week 2004 fiscal year. On a comparable 52-week basis for both fiscal 2005 and fiscal 2004, net sales for the year increased by $45.9 million, or 6.0%, and same store sales increased 2.4%. Net income for fiscal 2005 was $27.5 million, or $1.21 per diluted share, versus net income for fiscal 2004 of $33.5 million, or $1.47 per diluted share.
Results for fiscal 2005 include the impact of approximately $6.7 million (pretax), or $0.18 per diluted share, of expenses directly attributable to the Company’s transition to its new distribution center, and costs of approximately $3.9 million (pretax), or $0.10 per diluted share, for legal, audit and other expenses relating to the Company’s restatement.
Income comparisons for fiscal 2005 also were affected by the amount of inventory cost capitalization of warehouse expenses, primarily due to higher costs related to the Company’s transition to its new distribution center. This increased fiscal 2005 pretax profit by $2.2 million, or $0.06 per diluted share, compared to the prior year. Additionally, results for fiscal 2005 benefited from the Company’s recording in the third quarter of $1.8 million (pretax) in proceeds from the settlement of a claim related to the required relocation of one of the Company’s stores following an eminent domain action by a city redevelopment agency, which increased the Company’s income by $0.05 per diluted share. Income for fiscal 2004 includes charges totaling $2.1 million (pretax), or $0.06 per diluted share, associated with the redemption of $48.1 million principal amount of the Company’s 10.875% senior notes.

New Distribution Center
During the fourth quarter of 2005, construction was completed on the Company’s new distribution center located in Riverside, California. During the first quarter of 2006, the Company completed its transition to the new distribution center, and the Company is now running all distribution operations out of the new facility. All product is being received into and shipped out of the new facility, all existing distribution center product has been moved into the new facility and the old facility has been closed.
“While our results reflect the significant challenges we faced during 2005, we are confident in our overall business model and believe that our investments have placed us in a strong position to grow our business,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our team worked extremely hard to complete the enormous transition to our new distribution center on schedule with as little disruption of product flow to our stores as possible during the busy holiday season and into the first quarter. This effort proved more costly than we had previously anticipated, but we are pleased to have achieved solid sales growth through the transition. We are now making refinements to improve productivity and efficiency at the new distribution center, and we look forward to servicing our growing store base with this facility for years to come. Although we expect our bottom line for 2006 to be impacted by continued expense pressures, we are very pleased that our sales for the first quarter are off to a strong start, and we feel well positioned to carry this sales momentum into the second quarter.”
Guidance
The Company expects to realize same store sales growth in the low to mid-single digit range for the first quarter and full year of fiscal 2006, and earnings per diluted share of $1.23 to $1.33 for the full year. This full-year earnings guidance reflects the costs associated with the Company’s transition to its new distribution center and with the commencement of operations at a substantially larger distribution facility, higher than expected audit-related expenses following the Company’s previously completed restatement of prior period financials and higher interest costs resulting from rising interest rates. Full-year earnings guidance also reflects the expected impact of the implementation of new accounting rules requiring the expensing of stock options and the expected impact of a substantially lower benefit from inventory cost capitalization than the Company experienced in fiscal 2005.
Store Openings
The Company opened ten new stores during the fiscal 2005 fourth quarter, bringing its year-end store count to 324 stores. The Company anticipates opening two new stores during the first quarter of 2006, and opening a total of approximately 20 new stores during fiscal 2006.

Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2005 fourth quarter and full year. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 324 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2005. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	13 Weeks Ended	14 Weeks Ended
	January 1, 2006	January 2, 2005
Net sales	$218,913	$217,596
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	144,517	139,067

Gross profit	74,396	78,529

Selling and administrative	54,887	56,642
Depreciation and amortization	4,808	3,378

Operating income	14,701	18,509
Premium and unamortized financing fees related to redemption of debt	—	1,275
Other income	(53)	—
Interest expense, net	1,990	1,639

Income before income taxes	12,764	15,595
Income tax	5,027	6,142

Net income	$7,737	$9,453

Earnings per share:
Basic	$0.34	$0.42

Diluted	$0.34	$0.42

Shares used to calculate earnings per share:
Basic	22,687	22,674
Diluted	22,793	22,811

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	52 Weeks Ended	53 Weeks Ended
	January 1, 2006	January 2, 2005
Net sales	$813,978	$782,215
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	525,768	496,633

Gross profit	288,210	285,582

Selling and administrative	222,841	209,081
Depreciation and amortization	15,526	12,296

Operating income	49,843	64,205
Premium and unamortized financing fees related to redemption of debt	—	2,067
Other income	(1,462)	—
Interest expense, net	5,839	6,841

Income before income taxes	45,466	55,297
Income tax	17,927	21,778

Net income	$27,539	$33,519

Earnings per share:
Basic	$1.21	$1.48

Diluted	$1.21	$1.47

Shares used to calculate earnings per share:
Basic	22,680	22,669
Diluted	22,802	22,792

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	January 1,	January 2,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$6,054	$6,746
Merchandise inventories	223,243	206,213
Other current assets	26,968	24,480

Total current assets	256,265	237,439

Property and equipment, net	86,475	63,837
Other long-term assets	10,243	11,401

Total assets	$352,983	$312,677

Liabilities and Stockholders’ Equity

Accounts payable	$90,698	$98,298
Other current liabilities	74,176	66,610
Deferred rent and other long-term liabilities	23,678	18,825
Long-term debt	88,760	74,668

Total liabilities	277,312	258,401

Net stockholders’ equity	75,671	54,276

Total liabilities and stockholders’ equity	$352,983	$312,677